Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 30, 2022, except for Note 2, as to which the date is March 10, 2023, with respect to the consolidated financial statements of Blue-Touch Holdings Group Co., Ltd, for the years ended December 31, 2021 and 2020 in this Registration Statement on Form F-1 of Blue-Touch Holdings Group Co., Ltd. and the related Prospectus of Blue-Touch Holdings Group Co., Ltd filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

March 10, 2023